Exhibit 19.1
NATIONAL VISION HOLDINGS, INC.
SECURITIES TRADING POLICY

Compliance with United States Securities Laws and Security Trading
________________________________________________________________________________________________

This Securities Trading Policy (“Policy”) contains the following sections:

1.0    General
2.0    Definitions
3.0    Statement of Policy
4.0    Certain Exceptions
5.0    Confidentiality
6.0    Margin Accounts and Pledges
7.0    Potential Criminal and Civil Liability and/or Disciplinary Action
8.0    Legal Effect of this Policy
9.0 Designated Window Periods, Pre-Clearance of Trades and Other Procedures (for Section 16 Restricted Persons, Other Restricted Persons, Special Blackout Persons, Other Pre- Clearance Persons and Special Pre-Clearance Persons)
10.0 Broker Requirements for Section 16 Persons (for Section 16 Persons)
11.0 10b5-1 Trading Plans
_______________________________________________________________________

1.0General

1.1National Vision Holdings, Inc. and its subsidiaries (collectively, the “Company”), their directors, officers, employees and other associates (including all independent doctors) (“Company Personnel”), family members (described below) of Company Personnel and trusts, corporations and other entities controlled by any of such persons (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.

1.2Federal securities laws and this Policy prohibit trading in the securities of a company on the basis of Material Non-Public Information (defined below) or “inside information”. These transactions are commonly known as “insider trading”. It is also illegal and a violation of this Policy to disclose inside information to others (to “tip”) or to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Federal securities law also creates a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Company Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.0.

1.3This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information.

1.4This Policy is intended to protect Insiders and the Company from insider trading violations. This Policy is not intended, however, to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Legal Department.

2.0Definitions

2.1    Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.2     Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose trading in the Company’s securities are directed by you or are subject to your influence or control.

2.3    Material. For purposes of this Policy, information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Insiders should assume that information that a reasonable investor would want to know prior to making an investment decision, or that might tend to influence the price of the security, is material.

Examples of material information include, but are not limited to:

▪quarterly or annual financial and operational results;
▪guidance on earnings estimates and changing, confirming or suspending such guidance on a later date;
▪proposed or pending mergers, acquisitions, tender offers, joint ventures, or changes in assets;
▪significant developments relating to products or services, including significant product recalls;
▪significant disruptions in store operations;
▪developments regarding the Company’s material intellectual property;

▪developments regarding partners, vendors or suppliers, including the acquisition or loss of an important partnership, vendor or supplier contract;
▪changes in control;
▪changes in senior management or directors;
▪changes in compensation policy;
▪change in the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;
▪significant findings in the audit;
▪major changes in accounting methods or policies;
▪financings and other events regarding the Company’s securities (e.g., significant borrowings, defaults on securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);
▪significant write-offs;
▪significant changes or modifications in company strategy
▪significant pending or threatened litigation or governmental investigations;
▪cybersecurity incidents, including vulnerabilities and data breaches; and
▪significant changes in liquidity, bankruptcy, corporate restructuring or receivership.

Information that something is likely to happen or even just that it may happen can be material. Information related to an event that would have a significant impact on the Company, such as a merger, may be material even if the possibility that the event will occur is relatively small. Because courts often resolve close cases in favor of finding the information material, and these cases are decided with the benefit of hindsight, Insiders should err on the side of caution. Insiders should keep in mind that the SEC’s rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information. Keep in mind that the type of or significance of information that is material for another company may vary from information that is considered material for the Company.

2.4    Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:

First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:

▪it has been carried in a national “financial” news service such as the Dow Jones Broad Tape;
▪it has been carried in a national “general” news service such as the Associated Press;

▪it has been carried by a national television news service; and/or

▪it has been disclosed in a publicly available filing with the SEC, such as a Form 8-K, Form 10-Q or Form 10-K.

Second, the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate. Information should not be considered public merely because it has been discussed in the press, even if it has been discussed in one of the news services outlined above.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. Under this policy, information should not be considered fully absorbed until after at least one full trading day has elapsed on the NASDAQ Stock Market after the information is disseminated by a national news service or disclosed in a filing with the SEC.

If you have questions about whether information is Material, Non-Public or has been widely disseminated, please contact the Legal Department.

For purposes of this Policy, information is “Material Non-Public Information” if it is both material and Non-Public.

2.5    Other Pre-Clearance Persons. The term “Other Pre-Clearance Persons” is defined in Section 9.6.

2.6    Other Restricted Persons. The term “Other Restricted Persons” is defined in Section 9.1.

2.7    SEC. The term “SEC” means the Securities and Exchange Commission.

2.8    Section 16 Persons. The term “Section 16 Persons” means the Company’s directors and officers (as defined in Rule 16a-1 under the Exchange Act).

2.9    Section 16 Restricted Persons. The term “Section 16 Restricted Persons” is defined in Section 9.1.

2.10    Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange- traded options), or other similar instruments.

2.11    Special Blackout Persons. The term “Special Blackout Persons” is defined in Section 9.1.

2.12    Special Pre-Clearance Persons. The term “Special Pre-Clearance Persons” is defined in Section 9.6.

2.13    Trade or Trading. The term “trade” or “trading” is defined very broadly and means any purchase, sale or other transaction to acquire, transfer or dispose of securities, including any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, open market purchases or sales; gifts, transfers or other contributions; pledges; exercises of stock options; sales of stock acquired upon the exercise of stock options or settlement of other equity awards; transactions made under an employee benefit plan such as a 401(k) plan or stock purchase plan; and transactions with respect to derivative instruments (whether or not issued by the subject company), relating to a company’s securities.

3.0    Statement of Policy

3.1    No Insider may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company.

3.2    No Insider may trade securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our partners, vendors or suppliers when that information was obtained as a result of the Insider’s employment or relationship to the Company.

3.3    No Insider may disclose Material Non-Public Information to any other person (including family members), and no Insider may make buy or sell recommendations on the basis of Material Non-Public Information relating to the Company or another company. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.

3.4    No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in Internet chat rooms, discussion forums or on social media) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Company’s Policies and Procedures for Compliance with Regulation FD. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party you must contact the General Counsel or his or her designee immediately.

3.5    In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s Director of Communications, Investor Relations Officer or General Counsel or his or her designee.

3.6    Certain Insiders may trade in the Company’s securities only during certain “Designated Window Periods” that occur in relation to the Company’s quarterly earnings releases. Certain of these Insiders must at all times also receive pre-approval prior to any trading in the Company’s securities. See Section 9.0.

3.7    No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). No Insider may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety.

3.8    An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider may not trade in the Company’s securities until that information is no longer Non-Public or is no longer Material. All Section 16 Restricted Persons and Other Restricted Persons who terminate employment with the Company or cease to be a Section 16 Restricted Person or Other Restricted Person remain subject to this Policy until the opening of the first Designated Window Period after termination of employment or other relationship with the Company, subject to any preclearance requirements described in Sections 9.6 and 9.7. In addition, any Insider who terminates employment with the Company is still bound by Securities Laws.

4.0    Certain Exceptions

4.1    The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:

▪Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

▪Transactions in mutual funds, exchange-traded funds or broad index funds that own or hold securities of the Company as one of many investments.

▪The exercise of stock options pursuant to our stock plans; however, the open market sale of any stock acquired upon such exercise, or the sale of any stock subject to the stock option in order to satisfy exercise price or tax withholding obligations, including as part of a broker’s assisted cashless exercise of an option, is subject to this Policy.

▪The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of restricted stock, shares underlying restricted stock units or shares subject to an option to satisfy tax withholding requirements. [Note, this isn’t universally prohibited. Such share withholding requires a cash outlay by the Company, but it typically doesn’t involve a market transaction.]

▪The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company; however, the adoption or amendment of such a trading plan, or the change in tax withholding elections that apply to equity awards subject to such a trading plan, is subject to this Policy. See Section 11.0.

▪To the extent the Company offers its securities as an investment option in an associate stock purchase plan, the purchase of stock through the Company’s associate stock purchase plan through periodic contributions; however, the sale of any such stock, electing to participate in the associate stock purchase plan and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.

5.0    Confidentiality

5.1    No Company Personnel should disclose any Non-Public Information to non-Company Personnel (including to family members), except when such disclosure is needed to carry out the Company’s business and then only when the Company Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Company Personnel should disclose Non-Public Information to other Company Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. See also, Controlling Persons, Section 7.2.

6.0    Margin Accounts and Pledges

6.1    Securities purchased on margin may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

6.2    Therefore, Company Personnel are prohibited from purchasing the Company’s securities on margin, or borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge

Company securities as collateral for a loan[ and demonstrates the financial capacity to repay the loan without resort to the pledged securities]. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the General Counsel.

6.3    A request for approval must be submitted to the General Counsel or his or her designee at least two weeks prior to the execution of the documents evidencing the proposed pledge. The General Counsel or his or her designee is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre- clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.

7.0    Potential Criminal and Civil Liability and/or Disciplinary Action

7.1    Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders.

Any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. As a practical matter, therefore, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company from the perspective of a long-term investor who would like to participate over time in the Company’s or such company’s earnings growth.

You may not trade securities on the basis of Material Non-Public Information, regardless of whether there is a Designated Window Period. Trading in securities during Designated Window Periods and outside of any suspension periods should not be considered a “safe harbor.”

7.2    Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against persons known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely.

Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.

7.3    Potential Sanctions.

(i)Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties, civil injunctions and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information (“tipped”), or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

(ii)Possible Disciplinary Actions. Company Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Company Personnel’s failure to comply results in a violation of law. A violation of law, or even a governmental investigation that does not result in a civil suit prosecution, can tarnish one’s reputation and irreparably damage a career.

7.4    Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Legal Department. Any violation or perceived violation should be reported immediately to the General Counsel or his or her designee.

8.0    Legal Effect of this Policy

8.1    The Company’s Policy with respect to insider trading and the disclosure of confidential information and the procedures that implement this Policy are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. In order to protect Company Personnel and the Company, certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

9.0    Designated Window Periods, Pre-Clearance of Trades and Other Procedures (for Section 16 Restricted Persons, Other Restricted Persons, Special Blackout Persons, Other Pre-Clearance Persons and Special Pre-Clearance Persons)

9.1    Designated Window Period and Special Blackout Period Applicability. During certain periods, Section 16 Restricted Persons and Other Restricted Persons generally possess or are presumed to possess Material Non-Public Information about the Company, particularly about its financial results. Therefore, they are subject to the various requirements in this Section 9. Section 16 Persons and family members of such persons and trusts, corporations and other entities controlled by such persons (collectively, “Section 16 Restricted Persons”), as well as Other Restricted Persons (as defined below), may not trade any of the Company’s securities at any time other than during a Designated Window Period (as that term is defined in Section 9.2).

The Company will notify Company Personnel, in addition to Section 16 Restricted Persons, that they are subject to Designated Window Periods set forth in Section 9.2 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (together with family members of any of such persons and trusts, corporations and other entities controlled by any of such persons, “Other Restricted Persons”). In addition, occasionally, Section 16 Persons and certain other Company Personnel may have access to Material Non-Public Information for a limited period of time. During such a period, such persons will be notified that they are “Special Blackout Persons” who will be subject to the special blackout provisions set forth in Section 9.3.

9.2    Designated Window Periods. The Company has established certain “windows” of time during the fiscal year during which Request for Approval forms may be approved and trading may be performed (“Designated Window Periods”). Section 16 Restricted Persons and Other Pre-Clearance Persons must receive advance approval to trade as described in Section 9.6 during Designated Window Periods. Each Designated Window Period begins with the opening of trading on the NASDAQ Stock Market after at least one full trading day has elapsed since the Company made a public news release of its quarterly or annual earnings for the prior fiscal quarter or year.

That same Designated Window Period ends at the close of trading on the last trading day that is four weeks prior to the end of the then current fiscal quarter. After the close of the Designated Window Period, except as set forth in Section 4.0 above, Section 16 Restricted Persons and Other Restricted Persons may not trade in any of the Company’s securities.

9.3    Special Blackout Period Suspension of Trading. From time to time, the Company may require that Special Blackout Persons suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public (“Special Blackout Period”). Special Blackout Persons may not trade in the Company’s securities while the suspension is in effect and may not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly-sensitive transaction or there has been a serious cybersecurity breach or incident, they may be declared for any reason.

9.4    Notification of Designated Window Periods and Special Blackout Periods. In order to assist Company Personnel in complying with this Policy, the Company will deliver an e- mail (or other communication) notifying all Section 16 Restricted Persons and all other individuals designated as Other Restricted Persons when the Designated Window Period begins and when the Designated Window Period ends. In addition, if the Company declares a Special Blackout Period pursuant to Section 9.3, the Company will deliver an e-mail (or other communication) notifying all Special Blackout Persons subject to the Special Blackout Period when the Special Blackout Period begins and when it ends. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy and the federal securities laws.

9.5    Hardship Exemptions. Those subject to the Designated Window Periods or a Special Blackout Period pursuant to Section 9.3 may request a hardship exemption for periods outside the Designated Window Periods or during a Special Blackout Period, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the General Counsel or his or her designee.

9.6    Pre-Clearance of Trades Applicability. Section 16 Restricted Persons and Other Pre- Clearance Persons (as defined below) must obtain the advance approval of the General Counsel or his or her designee in accordance with Section 9.7 before trading in the Company’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, exercise of rights or warrants to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest.

From time to time, the Company will notify other Company Personnel that they are subject to the pre-clearance requirements set forth in Section 9.7 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (together with family members of any such persons and trusts, corporations and other entities controlled by any such persons, “Other Pre-Clearance Persons”). Examples of such persons include other corporate officers and certain employees working in Marketing, Legal, Finance, and Information Technology Departments, family members of any of such persons and trusts, corporations and other entities controlled by any of such persons, and certain key support employees.
Occasionally, Company Personnel other than Section 16 Restricted Persons and Other Pre-Clearance Persons may have access to Material Non-Public Information for a limited period of time (together with family members of any of such persons and trusts, corporations and other entities controlled by any of such persons, “Special Pre-Clearance Persons”). During such a period, such persons will be notified through e-mail (or other communication) that they are Special Pre-Clearance Persons who will be subject to the pre-clearance requirements set forth in Section 9.7.

9.7    Pre-Clearance Procedures. Section 16 Restricted Persons, Other Pre-Clearance Persons and Special Pre-Clearance Persons should submit a request for pre-clearance to the General Counsel or his or her designee at least two business days in advance of the proposed transaction (two weeks in the case of using shares as collateral for a loan (see Section 6.2)) by completing the attached “Request for Approval” form. Approval must be in writing, dated and signed, specifying the securities involved. The General Counsel or his or her designee is under no obligation to approve a transaction submitted for pre- clearance and may determine not to permit the transaction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Non-Public Information about the Company, and should describe fully those circumstances to the Compliance Officer. Approval for trading, including pledging, of the Company’s securities will generally be granted only during a Designated Window Period, and the transaction must be performed within five business days of receiving pre-clearance. If the approved transaction is not completed within this time, the requestor must submit a new request for pre-approval.

A Section 16 Person requesting pre-approval should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form
5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Unless notified otherwise by the Company, Section 16 Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Section 16 Restricted Person.

9.8    Additional Restrictions Regarding 10b5-1 Trading Plans. In addition to the restrictions set forth in Section 11.0 of this Policy, Section 16 Restricted Persons, Other Restricted Persons, Other Pre-Clearance Persons and Special Pre-Clearance Persons cannot enter into 10b5-1 trading plans outside Designated Window Periods. Furthermore, Special Blackout Persons cannot enter into a 10b5-1 trading plan during a Special Blackout Period pursuant to Section 9.3.

Additionally, for Section 16 Restricted Persons, Other Restricted Persons, Other Pre- Clearance Persons and Special Pre-Clearance Persons, any modification or amendment of a pre-approved 10b5-1 trading plan, as well as any change in a tax withholding election that applies to any equity awards subject to such a trading plan, must take place during a Designated Window Period and must be pre-cleared by the General Counsel as a modification or amendment will be treated as a new 10b5-1 trading plan.

Additionally, if you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-

1 trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction. See Section 11.0.

9.9    General Restrictions Apply. Notwithstanding any pre-clearance and during any Designated Window Period, no Insider may trade the Company’s securities while in possession of Material Non-Public Information concerning the Company and the provisions of Section 3 of this Policy continue to apply. For example, if during a Designated Window Period, an Insider is or becomes aware that a material acquisition or divestiture is pending, of a forthcoming publication in the financial press that may affect the relevant securities market or of a cyber security incident, such Insider may not trade in the Company’s securities. You must consult the General Counsel or his or her designee whenever you are in doubt.

10.0    Broker Requirements for Section 16 Persons

10.1    The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:

▪Will not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and

▪Will report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the General Counsel or his or her designee, the complete details (i.e., date, type of transaction, number of shares and price) of every transaction involving the Company’s stock, including gifts, transfers, pledges and all 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause the applicable Section 16 filings to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

11.0    10b5-1 Trading Plans

11.1    A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can be established only when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into these plans or amend them at any time when in possession of Material Non-Public Information. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex, and you must fully comply with them. You should consult with your legal advisor before proceeding.

11.2    Each Insider must pre-clear with the General Counsel or his or her designee his, her or its proposed 10b5-1 trading plan prior to the establishment of such plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such plans or if such plan calls for trades that begin prior to the end of the applicable waiting period following the entry of such plan. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

11.3     10b5-1 trading plans must include such waiting or “cooling-off” periods as may be required under Rule 10b5-1, which may differ from person to person.

11.4    For Insiders, any amendment, modification or termination of a pre-approved 10b5-1 trading plan requires pre-clearance by the General Counsel or his or her designee. In addition, any modification of a pre-approved 10b5-1 trading plan must occur when you are not aware of any Material Non-Public Information and must comply with the requirements of the rules regarding 10b5-1 trading plans.

In addition, if a pre-cleared 10b5-1 trading plan contemplates transactions that are subject to tax withholding (such as the exercise of stock options or the settlement of other equity awards), an Insider’s change in his or her tax withholding elections with the Company could impact the number of shares sold pursuant to such trading plan. Accordingly, if an Insider’s 10b5-1 trading plan contemplates the sale of shares to satisfy tax withholding obligations relating to the exercise of stock options or the settlement of other equity awards, any change in the Insider’s tax withholding elections requires pre-clearance by the General Counsel or his or her designee.

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further preclearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

11.5    No person may have more than one 10b5-1 trading plan or overlapping 10b5-1 trading plans, except to the extent permitted by Rule 10b5-1.

NATIONAL VISION HOLDINGS, INC. ACKNOWLEDGEMENT CONCERNING SECURITIES TRADING POLICY

If you are a Section 16 Restricted Person or have been notified by us that you are subject to the pre-clearance requirements as an Other Pre-Clearance Person, as described in Section 9.6 and Section 9.1, respectively, we ask that you acknowledge that you have received and read this Securities Trading Policy. National Vision Holdings, Inc. may ask you to re-submit this acknowledgement on an annual basis, at such time as a person has been designated as an Other Pre-Clearance Person or whenever the Securities Trading Policy is significantly updated.

If you are not a Section 16 Restricted Person and have not been notified by us that you have been designated as an Other Pre-Clearance Person, you do not have to sign the acknowledgement below.

By my signature below, I acknowledge that I have read and received the National Vision Holdings, Inc. Securities Trading Policy.

Signature:
Name (printed):
Date: